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AETNA LIFE AND CASUALTY COMPANY AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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

                                   3 Months Ended
(Millions)                         March 31, 1996  1995         1994        1993        1992        1991
                                   ______________  ____         ____        ____        ____        ____


Pretax income (loss) from
 continuing operations...........  $  246.3        $   726.2    $  627.5    $(1,014.7)  $  145.5    $  (97.9)

Add back fixed charges............     49.7            187.0       170.8        154.7      171.5       200.5
Minority interest................       4.0             16.1        11.4          7.0        8.6         5.9
                                   ________        _________    ________     ________   ________    ________

   Income (loss) as adjusted.....  $  300.0        $   929.3       809.7    $  (853.0)  $  325.6    $  108.5
                                   ________        _________    ________    _________   ________    ________
                                   ________        _________    ________    _________   ________    ________

Fixed charges:
  Interest on indebtedness.......  $   31.7(1)     $   115.9(1) $   98.6(1) $    77.4   $   81.4    $  110.9
  Portion of rents representative
   of interest factor............      18.0             71.1        72.2         77.3       90.1        89.6
                                   ________        _________    ________    _________   ________    ________

   Total fixed charges...........  $   49.7        $   187.0    $  170.8    $   154.7   $  171.5    $  200.5
                                   ________        _________    ________    _________   ________    ________
                                   ________        _________    ________    _________   ________    ________

Preferred stock dividend
 requirements....................         -                -           -            -          -           -
                                   ________        _________    ________    _________   ________    ________

Total combined fixed charges
 and preferred stock dividend
 requirements....................  $   49.7        $   187.0    $  170.8    $   154.7   $  171.5    $  200.5
                                   ________        _________    ________    _________   ________    ________
                                   ________        _________    ________    _________   ________    ________

Ratio of earnings to fixed
 charges.........................      6.04             4.97        4.74        (5.51)      1.90         .54
                                   ________        _________    ________    _________   ________    ________
                                   ________        _________    ________    _________   ________    ________

Ratio of earnings to combined
 fixed charges and preferred
 stock dividends.................      6.04             4.97        4.74        (5.51)      1.90         .54
                                   ________        _________    ________    _________   ________    ________
                                   ________        _________    ________    _________   ________    ________


(1) Includes the dividends paid to preferred shareholders of a subsidiary. (See Note 11 of Notes to Financial Statements in the company's 1995 Annual Report to Shareholders.)

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